Exhibit 5

July 5, 2006

Board of Directors

Canyon Bancorp

1711 East Palm Canyon Drive

Palm Springs, CA 92264

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Canyon Bancorp, a California corporation, in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 268,804 shares of common stock of Canyon Bancorp, without par value (the “Common Stock”) to be issued (i) upon exercise of options to be granted by Canyon Bancorp under the Canyon National Bank 1998 Stock Option Plan and the Canyon National Bank 2000 Stock Option Plan (the “Plans”), and (ii) upon the exercise of options previously granted by Canyon National Bank pursuant to the Plans, and converted into options to purchase Common Stock of Canyon Bancorp (collectively, the “Options”). Canyon Bancorp assumed the Plans and the Options upon the consummation of a one bank holding company reorganization pursuant to which Canyon Bancorp acquired Canyon National Bank in accordance with the terms of that certain Plan of Reorganization dated as of February 15, 2006 (the “Plan of Reorganization”). The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock. We have been requested to furnish an opinion to be included as an exhibit to the Registration Statement.

In this regard, we have reviewed the Registration Statement and prospectuses for the Plans, the Articles of Incorporation and Bylaws of Canyon Bancorp, the Plans, the Plan of Reorganization and such other corporate records and documents as we have deemed appropriate for the purposes of this opinion. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of Canyon Bancorp and such other instruments, certificates and representations of public officials, officers and representatives of Canyon Bancorp as we have deemed applicable or relevant as a basis for the opinion set forth below. In addition, we have assumed, without independent verification, the genuineness of all

Board of Directors

Canyon Bancorp

July 5, 2006

signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the exercise of the Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options; (ii) on the dates the Options are exercised, the Options will constitute valid, legal and binding obligations of Canyon Bancorp and will be enforceable as to Canyon Bancorp in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) no change occurs in applicable law or the pertinent facts; and (iv) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

Based on the foregoing, and subject to the assumption set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issue pursuant to the Plans, upon receipt by Canyon Bancorp of the consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ KING, HOLMES, PATERNO & BERLINER, LLP

KING, HOLMES, PATERNO & BERLINER, LLP